                                 EXHIBIT 12(a)

                           BANK OF BOSTON CORPORATION
            COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED
                                    CHARGES

                        (Excluding Interest on Deposits)

The Corporation's ratios of earnings to fixed charges (excluding interest on deposits) for the five years ended
December 31, 1995 were as follows:

                                           Years Ended December 31,
                                ----------------------------------------------
(Dollars in millions)
                                   1995      1994     1993      1992      1991
                                  -----     -----     ----      ----      ----
Net income (loss)               $   541   $   435   $  299    $  279    $ (113)
Extraordinary items, net of                     7                (73)       (8)
tax
Cumulative effect of changes
  in accounting principles,                            (24)
  net of tax
Income tax expense (benefit)        444       349      215       153       (58)
                                  -----     -----     ----      ----      ----
     Pretax earnings (loss)         985       791      490       359      (179
                                  -----     -----     ----      ----      ----

Fixed charges:
     Portion of rental expense
     (net of sublease
     rental income) which
     approximates the
     interest factor                 29        27       27        28        30

Interest on borrowed funds        1,021       998      378       345       362
                                  -----     -----     ----      ----      ----

          Total fixed charges     1,050     1,025      405       373       392
                                  -----     -----     ----      ----      ----


Earnings (for ratio
 calculation)                   $ 2,035   $ 1,816   $  895    $  732    $  213
                                  =====     =====     ====      ====      ====

Total fixed charges             $ 1,050   $ 1,025   $  405    $  373    $  392
                                  =====     =====     ====      ====      ====

Ratio of earnings to fixed
   charges                         1.94      1.77     2.21      1.96       .54
                                  =====     =====     ====      ====      ====

For purposes of computing the consolidated ratio of earnings to fixed charges "earnings" represent income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (excluding interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. For the year ended December 31, 1991, earnings were insufficient to cover fixed charges.
Additional earnings necessary to bring the ratio of earnings to fixed charges to a one-to-one basis are $179 million.